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                                                   EXHIBIT 23.1

                         Law Offices of
                       M. Stephen Roberts
               770 South Post Oak Lane, Suite 515
                      Houston, Texas 77056
                   Telephone:  (713) 961-2696
                   Fax Number:  (713) 961-1148

M. Stephen Roberts
(Texas, Louisiana)


Michael T. Fearnow, President
Flex Acquisitions Corporation
770 S. Post Oak Lane, Suite 515
Houston, TX 77056

Dear Mr. Fearnow:


The undersigned is named in the Form S-4 and Form SB-2 Registration Statements of "Flex Acquisitions Corporation" (the "Company"), a Texas corporation, which registration statements are to be filed contemporaneously and simultaneously with the Securities and Exchange Commission in connection with a proposed merger with Flex Financial Group, Inc. , a Texas corporation, a distribution by American NorTel Communications, Inc., a Wyoming corporation, of certain of the shares of Common Stock of the Company to the shareholders of American NorTel Communications, Inc., and a public offering of securities ("Units") of the Company. The capacity in which the undersigned is named in such Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

The undersigned hereby consents to being named in such Registration Statements in the capacity therein described.

Yours very truly,

/S/ M. Stephen Roberts

M. Stephen Roberts
November 27, 1996